EXHIBIT 99.1


On June 20, 2003, the Registrant issued the following press release:

              "PYR ENERGY CORPORATION CFO RESIGNS FOR NEW POSITION

     DENVER -- PYR Energy Corporation (AMEX:PYR) today announced that Andrew Calerich, the Company's Chief Financial Officer, has resigned in order to become the chief financial officer of another publicly-traded oil and gas company. In the interim period, until a new Chief Financial Officer has been appointed, Alisa Moore Copeland, the Company's Controller, will assume the role of the Company's principal financial officer, including duties related to financial reporting.

     "We wish Andy the best in his future endeavors. He has been a solid fixture in our corporate history to date," stated Scott Singdahlsen, the Chief Executive Officer of PYR Energy Corporation.

     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. PYR's activities are focused in select areas of the Rocky Mountain region as well as the San Joaquin Basin of California. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

     This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/ or participants in any of the projects discussed."